EXHIBIT 4.9

(ENGLISH TRANSLATION – For informational purposes only)

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT TO THE COMPREHENSIVE MANAGEMENT AGREEMENT: In the city of Montevideo, on December 16, 2020, the following parties appear: ON THE ONE HAND: The Executive Branch – Ministry of National Defense (hereinafter, the “MDN”), with domicile at Av. 8 de Octubre No. 2628, city of Montevideo, represented by the Minister of National Defense, Dr. Dn. Javier García; and ON THE OTHER HAND: The company PUERTA DEL SUR S.A. (hereinafter, the “Contractor”), Tax ID (RUT) [***], with domicile at [***], represented by Mr. Diego Arrosa Shaw and Mr. Martín Radesca Tourn, holders of identity documents Nos. [***] and [***], respectively, who agree as follows: FIRST: Background I) On February 6, 2003, the Ministry of National Defense and the Contractor entered into the COMPREHENSIVE MANAGEMENT AGREEMENT, pursuant to the provisions of Article 21 of Law No. 17,555 of September 18, 2002, and Decree No. 376/02 of September 28, 2002, as amended and supplemented, the purpose of which is the administration, exploitation and operation, construction and maintenance of the Carrasco International Airport “Gral. Cesáreo L. Berisso”, with respect to airport and non-airport activities, including commercial activities — comprising the duty-free shops regime (tax free shops) — and services that complement said airport activity. II) By Executive Branch Resolution No. 284/2005 of February 25, 2005, the amendment of said agreement was authorized with respect to the extension of Runway 06-24 to 3,200 meters, extending the construction of the parallel Taxiway B, as well as agreeing on the change of location of the Cargo Terminal, establishing the technical conditions for such works. III) By Executive Branch Decree No. 229/2014 of August 6, 2014, issued within the framework of the proposal submitted by the Contractor to adapt the Comprehensive Management Regime of the Carrasco International Airport “Gral. Cesáreo L. Berisso”, the amendment of the Comprehensive Management Agreement was approved under the terms set forth in said Decree and in the annexes included in the file of the Ministry of National Defense No. 2013.00701-5. IV) By Executive Branch Resolution No. 96006 of November 30, 2020, the amendment of said Comprehensive Management Agreement was authorized, exclusively with respect to the reduction by fifty percent (50%) of the amount of the advance payment of the concession fee corresponding to the first semester of the year 2020, based on the grounds arising from said Resolution, directly linked to the consequences that the health emergency caused by the “Covid-19” pandemic has had on airport operations, approving its text and authorizing the Minister of National Defense to grant the corresponding instrument amending the referred agreement. V) The Court of Accounts of the Republic issued its opinion on September 23, 2020, raising no objections. SECOND: The parties agree, on an exceptional basis and motivated by the reduction in passenger and cargo operations at the Carrasco International Airport “Gral. Cesáreo L. Berisso” caused by the “Covid-19” pandemic, to amend the Comprehensive Management Agreement exclusively to reduce by fifty percent (50%) the amount of the advance payment of the concession fee corresponding to the first semester of 2020, the amount payable being USD 2,449,198 (two million four hundred forty-nine thousand one hundred ninety-eight United States dollars). The Contractor shall pay said amount within a maximum period of five (5) consecutive days as from the date hereof, and under the terms established in the Comprehensive Management Regime, all other contractual terms remaining unchanged.

In witness whereof, two original counterparts of the same tenor are executed and signed at the place and on the date indicated above.

THE MINISTER OF NATIONAL DEFENSE /s/ Javier García	FOR PUERTA DEL SUR S.A.: /s/ Diego Arrosa Shaw /s/ Martín Radesca Tourn